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                                                                     EXHIBIT 4.3


                       AMENDMENT NO. 3 TO RIGHTS AGREEMENT

         Pursuant to Section 27 of the Rights Agreement between Bolder Technologies Corporation (the "Company") and American Stock Transfer & Trust Company, dated as of January 23, 1998 (the "Rights Agreement"), the Company hereby submits the following amendment to the Rights Agreement:

         The term "Excluded Person" in Section 1(h) of the Rights Agreement shall be amended to read as follows:

         "Excluded Person" shall mean Columbine Venture Fund II, L.P., funds managed by Patricof & Co. Ventures, Inc. (including its and their Affiliates and Associates) and The State of Wisconsin Investment Board.

         This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         IN WITNESS WHEREOF and intending to be legally bound, the parties have executed this Amendment on June 22, 2000, such Amendment to be effective as of June 22, 2000.


COMPANY:                                    RIGHTS AGENT:

BOLDER TECHNOLOGIES CORPORATION             AMERICAN STOCK TRANSFER & TRUST CO.

By:    /s/ Joseph F. Fojtasek               By:    /s/ Wilbert Myles
   -------------------------------------       --------------------------------

Name:  Joseph F. Fojtasek                   Name:  Wilbert Myles
     -----------------------------------         ------------------------------

Title: Vice President, CFO and Secretary    Title: Vice President
      ----------------------------------          -----------------------------


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